Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	October 26, 2011	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Third Quarter 2011 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2011 was $.8 million, $.06 a share, compared to $3.3 million, $.26 a share, in the third quarter of 2010. The decrease, when compared to the prior-year period, was primarily due to the sale of a 19-acre commercial real estate tract in the third quarter of 2010, while there were no commercial acreage sales in the 2011 period. Net cash provided by operating activities was $6.1 million for 2011’s third quarter, which compares to $12.5 million a year ago. For the first nine months of 2011, net income totaled $2.9 million, $.23 a share, compared to $11.1 million, $.89 a share, for the same period of 2010. Operating activities provided net cash of $14.4 million for the first nine months of 2011 compared to $26.5 million the same period a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon stated, “While third quarter earnings were lower when compared to a year ago, I am pleased to report profitable financial results for the tenth consecutive quarter. This was achieved despite the continued recession-like economic conditions that exist for forest and building products businesses and residential and commercial real estate development businesses. The Company’s core Woodlands and Mills segments’ assets continue to perform well, even with near-record low prices for pine sawtimber and finished lumber. In the Real Estate segment, we continue to focus on commercial real estate in our Chenal Valley development with the continuation of a depressed residential real estate market.”

The Woodlands segment earned $6.1 million in the third quarter of 2011, an increase of $1.1 million when compared to earnings of $5 million in the same period for 2010. The pine sawtimber harvest level during the current period was 207,777 tons, a 30 percent increase from 2010’s third quarter harvest level of 159,487 tons. The increased harvest in 2011’s third quarter is due to the unusually dry logging conditions in the Company’s operating area, which enabled it to accelerate its annual harvest schedule; however, Deltic plans for the 2011 harvest volume to be approximately the same as it was in 2010. The average per-ton sales price for pine sawtimber decreased 21 percent to $22 per ton for the current quarter versus $28 per ton for the same period of 2010. The decrease in the sales price was due to lower demand from sawmills in Deltic’s operating region caused by reduced production of finished lumber. The Company’s pine pulpwood harvest level in 2011’s third quarter was 129,174 tons, which compares to 74,573 tons in the third quarter of 2010, while the average sales price received in both periods was $8 per ton. Oil and gas lease rentals and net royalty income was $1.6 million for 2011’s third quarter versus $1.5 million for the same period of 2010. The Company sold 500 acres of non-strategic recreational-use hardwood bottomland for an average price of $1,800 per acre in the third quarter of 2011, which compares to 370 acres sold at an average price of $1,500 per acre for the same period of 2010.

The Mills segment reported $.5 million in operating income during 2011’s third quarter compared to an operating loss of $.3 million during the same period of 2010. The improvement was mainly due to a decrease in the cost of logs used to manufacture lumber as a result of the reduced price for pine sawtimber. The average lumber sales price was $251 per thousand board feet for the third quarter of 2011, which was an $8 decrease when compared to the third quarter of 2010’s average sales price of $259 per thousand board feet. The lumber sales volume decreased two percent to 67.9 million board feet in 2011’s third quarter when compared to 69.2 million board feet during the same period of 2010.

The Company’s Real Estate segment reported an operating loss of $1 million in 2011’s third quarter compared to operating income of $4 million in the third quarter of 2010. There were no commercial real estate transactions during the third quarter of 2011, while the Company sold 19 acres of commercial real estate at an average sales price of $334,000 per acre during the same period of 2010. There were eight residential lot sales during the current quarter of 2011, which compares to three lot sales in the same period of 2010. The average residential lot sales price was $57,800 in the third quarter of 2011, a decrease of $34,500 when compared to 2010’s third quarter average lot sales price of $92,300. The lower per-lot average sales price was a result of the mix of lots sold.

Corporate operating expense was $3.5 million for 2011’s third quarter compared to $3.7 million for the third quarter of 2010. The Company’s equity in earnings of Del-Tin Fiber was at break-even for the third quarter of 2011, while the equity in earnings was $1 million a year ago. Del-Tin Fiber’s results have been negatively impacted by higher raw material costs, as well as a softer market for medium density fiberboard than existed a year-ago which resulted in a lower average per-unit sales price and sales volume. Deltic recorded income tax expense of $.3 million in the current-year quarter compared to $2 million in 2010’s third quarter due to lower pretax income.

Pine sawtimber harvest levels for the nine months ended September 30, 2011 were 523,065 tons compared to 475,265 tons during the same period of 2010. The average pine sawtimber sales price of $24 per ton decreased $3 per ton from the prior-year period. The finished lumber average sales price decreased $51 per thousand board feet, or 17 percent, from $305 per thousand board feet in 2010 to $254 per thousand board feet in 2011. Lumber sales volume decreased 7.5 million board feet from 202.7 million board feet in 2010 to 195.2 million board feet in 2011. Residential lot sales for the first nine months of 2011 totaled 22 lots at an average per-lot sales price of $65,400 compared to 13 lots sold at an average price of $95,900 per lot for the same period of 2010. The Company sold 26 acres of commercial real estate at an average sales price of $101,000 per acre in 2011 versus 19 acres of commercial real estate at an average price of $334,000 per acre in 2010.

Capital expenditures were $4.3 million for the third quarter of 2011 and $10.3 million for the nine months ended September 30, 2011. For the corresponding periods of 2010, capital expenditures totaled $2.7 million and $8.8 million, respectively.

Concerning the outlook for the fourth quarter and year of 2011, Mr. Dillon stated, “We currently project the pine sawtimber harvest to be 50,000 to 75,000 tons and 575,000 to 600,000 tons, for the fourth quarter and year, respectively, depending upon weather conditions in the fourth quarter. Finished lumber sales are estimated to be 65 to 75 million board feet for the fourth quarter and 260 to 270 million board feet for the year, depending upon lumber market conditions and log availability, as well as weather-related effects on both of these factors. Residential lot sales are forecast at 25 to 30 lots for the year of 2011. Commercial acreage within Chenal Valley continues to receive interest, but the Company is not able to predict the timing of commercial real estate sales due to the highly uncertain nature of this type of transaction and the significant number of factors involved.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, construction activity, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 27, 2011, at 10:00 a.m. Central Time to discuss third quarter 2011 earnings. Interested parties may participate in the call by dialing 1-800-599-9829 and referencing participant passcode identification number 51129556. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, November 3, 2011, by dialing 1-888-286-8010 and referencing replay passcode identification number 29206711.

Summary financial data and operating statistics for the third quarter of 2011 and nine months ended September 30, 2011 with comparisons to 2010 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$11.4	6.1	9.9	5.0
Mills	22.3	0.5	23.1	(0.3)
Real Estate	2.3	(1.0)	8.5	4.0
Corporate	—	(3.5)	—	(3.7)
Eliminations	(4.7)	0.1	(4.5)	0.1

Total net sales/operating income	$31.3	2.2	37.0	5.1

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$31.9	16.4	30.4	16.5
Mills	64.5	0.4	77.6	8.4
Real Estate	9.4	(0.1)	13.2	2.8
Corporate	—	(10.6)	—	(11.6)
Eliminations	(12.8)	0.2	(13.3)	(0.1)

Total net sales/operating income	$93.0	6.3	107.9	16.0

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$31,371	37,050	93,034	107,922

Costs and expenses
Cost of sales	22,222	24,181	66,065	69,281
Depreciation, amortization, and cost of fee timber harvested	3,302	3,794	9,370	10,213
General and administrative expenses	3,731	3,942	11,346	12,426

Total costs and expenses	29,255	31,917	86,781	91,920

Operating income	2,116	5,133	6,253	16,002
Equity in earnings of Del-Tin Fiber	39	978	906	3,669
Interest income	17	12	34	140
Interest and other debt expense, net of capitalized interest	(1,065)	(827)	(3,004)	(2,616)
Other income/(expense)	(43)	(10)	32	42

Income before income taxes	1,064	5,286	4,221	17,237
Income taxes	(344)	(2,008)	(1,354)	(6,113)

Net income	$720	3,278	2,867	11,124

Earnings per common share
Basic	$0.06	0.26	0.23	0.89
Assuming dilution	$0.06	0.26	0.23	0.89
Dividends per common share paid	$0.075	0.075	0.225	0.225
Average common shares outstanding (thousands)
Basic	12,461	12,368	12,442	12,362
Assuming dilution	12,496	12,417	12,537	12,419

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Sept. 30, 2011	Dec. 31, 2010
Assets
Current assets
Cash and cash equivalents	$4,367	3,831
Trade accounts receivable	5,868	4,604
Other receivables	51	98
Inventories	5,325	6,061
Prepaid expenses and other current assets	4,327	3,593

Total current assets	19,938	18,187
Investment in real estate held for development and sale	55,516	56,101
Investment in Del-Tin Fiber	8,101	8,249
Other investments and noncurrent receivables	364	479
Timber and timberlands - net	228,447	226,090
Property, plant, and equipment - net	30,482	32,557
Deferred charges and other assets	1,708	1,610

Total assets	$344,556	343,273

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$4,234	2,395
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	2,004	1,986
Income taxes payable	184	13
Deferred revenues and other accrued liabilities	10,223	10,162

Total current liabilities	17,756	15,667
Long-term debt	62,556	65,611
Deferred tax liabilities	6,039	5,345
Other noncurrent liabilities	25,435	26,639
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	79,987	79,081
Retained earnings	163,380	164,286
Treasury stock	(7,983)	(10,758)
Accumulated other comprehensive loss	(2,742)	(2,726)

Total stockholders’ equity	232,770	230,011

Total liabilities and stockholders’ equity	$344,556	343,273

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Nine Months Ended September 30,
	2011	2010
Operating activities
Net income	$2,867	11,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	9,370	10,213
Stock-based compensation expense	1,562	1,474
Deferred income taxes	1,409	(1,299)
Real estate development capital expenditures	(1,160)	(1,189)
Real estate costs recovered upon sale	1,306	2,170
Timberland costs recovered upon sale	741	474
Equity in earnings of Del-Tin Fiber	(906)	(3,669)
Net increase in liabilities for pension and other postretirement benefits	1	707
Decrease in operating working capital other than cash and cash equivalents	715	5,566
Other - changes in assets and liabilities	(1,479)	915

Net cash provided by operating activities	14,426	26,486

Investing activities
Capital expenditures, excluding real estate development	(8,835)	(7,571)
Net change in purchased stumpage inventory	(1,266)	329
Advances to Del-Tin Fiber	(1,672)	(951)
Repayments from Del-Tin Fiber	2,725	5,070
Net change in funds held by trustee	—	2,644
Other - net	593	781

Net cash provided/(required) by investing activities	(8,455)	302

Financing activities
Proceeds from borrowings	10,500	12,800
Repayments on notes payable and long-term debt	(13,555)	(34,356)
Treasury stock purchases	(55)	(26)
Common stock dividends paid	(2,829)	(2,812)
Proceeds from stock option exercises	1,488	164
Excess tax benefit from stock-based compensation exercises	630	57
Deferred financing costs	(1,094)	—
Other - net	(520)	(276)

Net cash required by financing activities	(5,435)	(24,449)

Net increase in cash and cash equivalents	536	2,339
Cash and cash equivalents at January 1	3,831	4,783

Cash and cash equivalents at September 30	$4,367	7,122

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2011	2010	2011	2010
Capital expenditures
Woodlands	$3,246	1,261	6,160	3,595
Mills	366	998	2,648	3,406
Real Estate (includes development expenditures)	685	345	1,418	1,560
Corporate	13	79	87	200

Total capital expenditures	$4,310	2,683	10,313	8,761

Woodlands
Pine sawtimber harvested from fee lands - tons	207,777	159,487	523,065	475,265
Pine sawtimber price - per ton	$22	28	24	27
Timberland sales - acres	500	370	1,601	1,121
Timberland sales price - per acre	$1,821	1,499	1,560	1,789
Mills
Finished lumber sales - thousands of board feet	67,928	69,186	195,240	202,668
Finished lumber price - per thousand board feet	$251	259	254	305
Real Estate
Residential
Lots sold	8	3	22	13
Average sales price - per lot	$57,800	92,300	65,400	95,900
Commercial
Acres sold	—	19	26	19
Average sales price - per acre	$—	334,000	101,000	334,000